Exhibit 11

MERRIMAC INDUSTRIES, INC.
COMPUTATION OF EARNINGS PER SHARE
(Unaudited)

	Quarter Ended
	March 29, 2003	March 30, 2002
Numerator:
Net income (loss) available to common stockholders	$(455,385)	$142,837
Basic earnings (loss) per share
Weighted average number of shares outstanding for basic net income (loss) per share Common stock	3,120,095	2,835,381
Net income (loss) per common share — basic	$(.15)	$.05
Diluted earnings (loss) per share
Weighted average number of shares outstanding for diluted net income (loss) per share Common stock	3,120,095	2,835,381
Effect of dilutive securities — stock options (1)	—	108,047
Weighted average number of shares outstanding for diluted net income (loss) per share	3,120,095	2,943,428
Net income (loss) per common share — diluted	$(.15)	$.05

(1)	Represents additional shares resulting from assumed conversion of stock options less shares purchased with the proceeds therefrom.

Stock options and warrants did not have an effect on the computation of the diluted loss per share in the first quarter of 2003 since they were antidilutive.